EXHIBIT 10.16

Gateway, Inc.

14303 Gateway Place

Poway, CA 92064

T: 858-848-3401

F: 858-848-3402

August 22, 2003

JOCELYNE J. ATTAL

991 Green Meadow Lane

Mamaroneck, NY 10543

Dear Jocelyne:

At most companies, getting hired is the end result of opportunity. At Gateway, it’s just the beginning of opportunity. We need people who believe in the power of technology, who believe in always looking for a better way, and who believe that customer relationships are sacred. We need people who have energy as well as talent, values as well as skills, caring as well as experience. Not everybody meets those standards. We think you do.

With that in mind, we are pleased to extend to you the following offer of employment:

•	Position: Executive Vice President and General Manager, Gateway Professional reporting to Ted Waitt, Chairman and Chief Executive Officer, with an employment start date of on or before October 1st, 2003. Our interest is in bringing you to our company as soon as feasibly possible.

•	Salary: Your base salary for the first 12 months of your employment with Gateway will be $750,000.00 per year, payable semi-monthly. At the end of your first 12 months of employment, your base salary will be $550,000.00 per year, payable semi-monthly.

•	Bonus: You will be eligible for participation in the GR2 (Get Results, Get Rewards) incentive program. GR2 is a Company sponsored discretionary rewards program. Bonus payouts occur quarterly.

•	First year of employment: For your first 12 months of employment, you will be guaranteed a minimum total GR2 payment of $250,000.00. This amount will be paid in four equal installments ($62,500) at the time the normal GR2 payments are distributed. Based on your individual performance and Company performance, you will have potential to earn GR2 payments beyond your guaranteed amount, not to exceed 50% of your base salary. This 50% number would include the guaranteed bonus payment.

•	Second year of employment: On the first day following your first 12 months of employment with Gateway, you will continue to be eligible for participation in the GR2 incentive program. In the event of a quarterly payout, your bonus will be based on 100% of your quarterly annual base salary, company performance targets and individual performance targets. (see GR2 attachment for more details)

•	Sign-on Bonus: You will receive a hiring bonus of $750,000.00, less required tax deductions, payable in two equal installments. The first payment will be made within your first 30 days of employment and the second installment will be made 6 months following your first day of employment.

•	Initial Options: You will be given an initial stock option grant of 500,000 shares of Gateway common stock as of your start date. The option price will be the closing price of the stock on your employment start date. Your stock options have a 10-year life and will vest 25% per year from the date granted.

•	Stock Option Plan: You also will be eligible for additional stock options in accordance with the terms of Gateway’s long-term Incentive Equity Plan. The number of shares granted is at the discretion of the Compensation Committee of the Board of Directors.

•	Vacation/Sick: On January 1, 2004, you will start your first calendar plan year for vacation and sick time. For that plan year, you will accrue up to 15 vacation days and will be awarded 6 sick days. Please consult with your hiring manager for details.

•	Health and Medical Benefits: You are eligible on your date of hire, to participate in the following Gateway group plans, in accordance with the terms of each respective plan: health, dental, vision, life insurance and Section 125 Flexible Spending Accounts (medical and dependent care spending accounts). You may also be eligible to participate in the Employee Stock Purchase Plan in the first pay period in the seventh month of your employment. (Please refer to the enclosed enrollment guide for additional information).

•	401(k) Investment Plan: You are eligible to participate in Gateway’s 401(k) plan, beginning the first day of your employment with Gateway. You will receive an enrollment kit in the mail from Wells Fargo with enrollment instructions and plan highlights.

•	Relocation: You will be assigned a relocation consultant who will be your single point-of-contact and who will work with you on every facet of your move (e.g., real estate agent, home finding, apartment/temporary living, etc.). Please do not initiate any relocation activity until speaking with your relocation consultant. (Please refer to the enclosed relocation guide for additional information).

•	Temporary Living: Gateway will reimburse you for temporary housing for the first 12 months of your employment. Additionally, Gateway will reimburse you for cost of your airfare to return home for the first 12 months of employment.

•	Termination: If your employment with the Company is terminated for reasons other than (i) cause, (ii) a voluntary termination, or (iii) a termination that is subject to the Gateway, Inc. Change in Control Compensation Plan, you will be eligible to receive a separation/transition lump sum payment equivalent to 1 year of base salary at that time. Your receipt of the transition payment will be contingent upon you signing a general release and waiver agreement that is acceptable to the Company.

•	A Non-Compete, Non-Disclosure and Intellectual Property agreement must be signed prior to commencement of employment.

This employment offer is contingent upon successfully passing Gateway’s background check, signing Gateway’s Non-Compete, Non-Disclosure, and Intellectual Property agreement Policy and completing an I-9 form, which establishes identity and employment eligibility, as well as other standards documents which will be provided on your first day of employment.

Jocelyne, we believe this is a great opportunity for both you and Gateway and look forward to working with you. Please confirm as indicated below that you wish to join our team. Please retain a copy of this letter for your files, and return the original letter to me at your earliest convenience. In the interim, if you have any questions or if we can be of any assistance to you, please don’t hesitate to contact me.

Sincerely,

/s/ JOHN HEUBUSCH

John Heubusch Senior Vice President, Human Resources

Enclosure

Confirmation:

/s/ JOCELYNE J. ATTAL August 26th, 2003

JOCELYNE J. ATTAL Date

This invitation of employment will expire at 11:59 PM CT on the fourteenth (14th) calendar day following your receipt of this letter. This letter does not constitute either an implied or express contract of employment. At Gateway, employment is “at-will.” This means that you can terminate your employment at any time and for any reason and that the company reserves the right to terminate your employment on the same basis, with or without cause. The “at will” employment relationship cannot be changed without the express written consent of the Company and the employee. Other than specifically guaranteed bonus payments, all other bonus payments are in fact discretionary. This means that the Company, in its sole discretion with or without notice, can discontinue the bonus program or materially change it.

Gateway, Inc.

14303 Gateway Place

Poway, CA 92064

T: 858-848-3401

F: 858-848-3402

August 25, 2003

JOCELYNE J. ATTAL

991 Green Meadow Lane

Mamaroneck, NY 10543

Dear Jocelyne:

It has been a pleasure getting to know you over the last several weeks and we are very excited about having you join the Gateway team as the Executive Vice President and General Manager of Gateway Professional. As a follow-up to our recent discussions, we are providing you with the following points of clarification regarding your employment offer:

•	Position Location: Your position will be based at the Gateway corporate headquarters located in Poway, California.

•	Sign-On Bonus: Your sign-on bonus of $750,000.00 is a guaranteed payment and will be paid according to the payment schedule stated in your offer letter.

•	Temporary Living Expenses: Gateway will reimburse you for your temporary living expenses for the 12 months following your first day of employment. Eligible expenses include rent, rental car and round trip airfare to visit your family. These expenses will be paid to a maximum of $10,000 per month.

This letter will serve as an addendum to your offer letter dated August 22, 2003. Please retain a copy for your files. Thank you and please don’t hesitate to contact me directly at (858) 848-3488 if you have any questions.

Sincerely,

/s/ JOHN HEUBUSCH

John Heubusch Senior Vice President, Human Resources

Copy: file